As filed with the Securities and Exchange Commission on January 12, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Greetings Corporation

(Exact name of registrant as specified in its charter)

Ohio	36-0065325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One American Road
Cleveland, Ohio	44144
(Address of Principal Executive Offices)	(Zip Code)

American Greetings Corporation
1997 Equity and Performance Incentive Plan
(as amended on June 25, 2004)
(Full title of plan)

Catherine M. Kilbane, Esq.
Senior Vice President, General Counsel and Secretary
One American Road, Cleveland, Ohio 44144
(Name and address of agent for service)

(216) 252-7300
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed		Proposed
Title Of Securities	To Be	Maximum Offering		Maximum Aggregate		Amount Of
To Be Registered	Registered	Price Per Share		Offering Price		Registration Fee
Class A Common Shares, $1 par value	3,500,000	$24.37	(1)	$85,295,000	(1)	$10,039.22
Class B Common Shares, $1 par value	1,000,000	$24.37	(1)	$24,370,000	(1)	$2,868.35

(1)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices as quoted on the New York Stock Exchange on January 10, 2005. There is no separate trading market for the Class B Common Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents of American Greetings Corporation (the “Company” or the “Registrant”), previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004 (the “2004 Form 10-K”);

2.	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended May 31, 2004, August 31, 2004 and November 30, 2004;

3.	The Company’s Current Report on Form 8-K dated January 11, 2005;

4.	The description of the Company’s Class A Common Shares and Class B Common Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-13859), filed on February 6, 1998, and all amendments and reports filed for the purpose of updating that description, including without limitation, Exhibit (3)(i) to the Company’s Annual Report on Form 10-K for its fiscal year ended February 28, 1999; and

5.	The information contained in the Company’s Proxy Statement dated May 17, 2004, for its Annual Meeting of Shareholders held on June 25, 2004, that has been incorporated by reference in the 2004 Form 10-K and was filed with the Commission on Schedule 14A on May 17, 2004.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Registrant’s Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.

Item 7. Exemption From Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit 4.1	Amended Articles of Incorporation of the Company (this Exhibit has been previously filed as Exhibit 3(i) to the Company’s Annual Report on Form 10-K for its fiscal year ended February 28, 1999 and is incorporated herein by reference)

Exhibit 4.2	Amended Regulations of the Company (this Exhibit has been previously filed as Exhibit 3(ii) to the Company’s Annual Report on Form 10-K Annual Report for its fiscal year ended February 28, 1999 and is incorporated herein by reference)

Exhibit 4.3	Forms of share certificate for Class A Common Shares and Class B Common Shares of the Registrant (the form of share certificate for Class A Common Shares has been previously filed as Exhibit 4(c) to the Company’s Registration Statement No. 33-39726 on Form S-3, filed with the Commission on May 6, 1991, and is incorporated herein by reference; the form of share certificate for Class B Common Shares has been previously filed as Exhibit 4(d) to Amendment No. 1 to Registration Statement No. 33-39726 and is incorporated herein by reference)

Exhibit 5	Opinion of Baker & Hostetler LLP as to the legality of the Common Shares being registered

Exhibit 10	American Greetings Corporation 1997 Equity and Performance Incentive Plan (as amended on June 25, 2004)

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm

Exhibit 23.2	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5 hereto)

Exhibit 24	Power of Attorney (included at page II-5 of this Registration Statement)

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, as of January 12, 2005.

American Greetings Corporation

By:	/s/ Zev Weiss

Zev Weiss
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zev Weiss, Jeffrey Weiss or Catherine M. Kilbane, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of January 12, 2005 in the capacities indicated.

/s/ Morry Weiss	Chairman of the Board; Director
Morry Weiss

/s/ Zev Weiss	Chief Executive Officer (principal executive officer); Director
Zev Weiss

/s/ Jeffrey M. Weiss	President and Chief Operating Officer; Director
Jeffrey M. Weiss

/s/ Scott S. Cowen	Director
Scott S. Cowen

/s/ Joseph Hardin	Director
Joseph Hardin

/s/ Stephen R. Hardis	Director
Stephen R. Hardis

/s/ Jack Kahl	Director
Jack Kahl

/s/ Harriet Mouchly-Weiss	Director
Harriet Mouchly-Weiss

/s/ Charles A. Ratner	Director
Charles A. Ratner

/s/ James C. Spira	Director
James C. Spira

/s/ Jerry Sue Thornton	Director
Jerry Sue Thornton

/s/ Robert P. Ryder	Senior Vice President; Chief Financial Officer (principal financial officer)
Robert P. Ryder

/s/ Joseph Cipollone	Vice President and Corporate Controller; Chief Accounting Officer (principal
Joseph Cipollone	accounting officer)